Exhibit 99.1

Media Contact:	Investor Contact:
Heather Fitzsimmons	David Yntema
Mindshare PR	Chief Financial Officer
650-947-7400	408-873-4518
heather@mindsharepr.com	dyntema@packeteer.com

PACKETEER® ACQUIRES LEADING HIGH-PERFORMANCE NETWORKING COMPANY

Acquisition expands Packeteer’s Fast WAN vision by incorporating Mentat for accelerated applications over satellite and long-haul networks

CUPERTINO, Calif. — December 22, 2004 — Packeteer®, Inc. (NASDAQ: PKTR), the pioneer and global leader in WAN Application Traffic Management, today announced that it has acquired privately held Mentat Inc. of Los Angeles, Calif. Mentat is a technology leader in protocol acceleration technologies and transparent proxies providing high-performance networking solutions for satellite and high-latency network links. The acquisition deepens and extends Packeteer’s intellectual property and provides advanced acceleration capabilities for new WAN performance solutions for global enterprise customers.

Under the terms of the agreement, Packeteer will pay approximately $16.5 million in cash to acquire all outstanding shares of Mentat. In addition, Packeteer will pay approximately $3.5 million in retention bonuses to Mentat employees in both cash and restricted stock, with the majority being paid over the next two years. Mentat will operate as a Packeteer business unit reporting to Mike Schumacher, VP of Engineering for Packeteer.

“This acquisition is an important step in more fully defining our network system vision for Fast WAN appliances and it provides significant technology for additional acceleration capabilities that make us more strategic to enterprise networks,” said Dave Côté, president and CEO of Packeteer. “In addition to the immediate synergies that we gain in the marketplace, Mentat’s technology provides a foundation for increasing returns as we consolidate more capabilities into one appliance.”

Mentat brings unique expertise in computer networking to satellite and long-haul links where Mentat’s award-winning SkyX® product line overcomes the limitations of TCP/IP to allow high-performance network access. Network service providers, corporations and government organizations throughout the world rely on the SkyX products for high-performing networks with great user experience.

Kay Guyer, Mentat’s CEO stated, “We’re excited to join a company that shares our vision and is driving this explosive market. Our customers have been requesting more WAN performance and optimization features such as QoS, monitoring, and central management. With Packeteer, we can now deliver the most complete solution for WAN performance and optimization to the market.”

Dave Côté, president and CEO, and David Yntema, Chief Financial Officer, will host a conference call at 11:00 am EDT on Wednesday, December 22, 2004, to discuss the acquisition of Mentat. The dial-in number is 888-316-9415 and the pass code is PACKETEER. A replay of the live conference call will be available until December 29, 2004. To access the replay, the dial-in number is 800-839-9137 and the pass code is 2303.

Packeteer expects the acquisition will add between $6.0 million and $7.0 million to total net revenues in 2005, and be neutral to total operating income prior to amortization of intangibles and other acquisition related expenses. Packeteer will provide additional details on the acquisition during its regularly scheduled year-end financial conference call planned for January 27, 2005.

Viant Capital of San Francisco acted as financial advisor to Packeteer.

About Mentat
Mentat is the leading supplier of standards-based, high-performance networking solutions to ISPs, enterprises, and government organizations in over 90 countries across all seven continents. More information can be found at www.mentat.com.

About Packeteer
Packeteer®, Inc., (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer at +1 (408) 873-4400 or visit the company’s web site at www.packeteer.com.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding expected benefits and synergies of the acquisition, including the expected financial impact of the acquisition and customer response to the product capabilities added as a result of the acquisition, as well as our expected success in the market and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including our ability to realize the expected benefits of the acquisition, the perceived need for our products and the additional capabilities brought by Mentat’s products and technology, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 5, 2004, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.